Exhibit 10.1

DISTRIBUTION AGREEMENT

This Agreement is made as of this 28th day of December, 2010, between

PHOENIX FOOTWEAR GROUP INC., a company incorporated in the state of Delaware, with its principal place of business at 5840 El Camino Real, Suite 106. CARLSBAD, CA.

(Hereinafter “LICENSOR”) and

CANADA SHOE (1998) CORP. #3148 20800 WESTMINSTER HWY. RICHMOND B.C Canada

(Hereinafter “DISTRIBUTOR”)

WHEREAS:

(a) LICENSOR designs and develops quality footwear and related products throughout the world under the LICENSOR name and owns or controls the rights to use and to authorize others to use the LICENSOR trademark, service mark, and trade name and other intellectual property rights in connection with the design, manufacture, marketing, distribution, and/or sale of said products, together with the goodwill symbolized thereby and the business appertaining thereto; and

(b) DISTRIBUTOR wishes to have the right to distribute said products in the TERRITORY of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. DEFINITIONS - As used herein:

1.1 “TERRITORY” shall mean CANADA

1.2 “PRODUCTS” shall mean only TROTTERS AND SOFT WALK branded footwear and related products as LICENSOR in consultation with DISTRIBUTOR may from time to time authorize DISTRIBUTOR in writing to sell in the TERRITORY.

1.3 “ FIRST COST” shall mean the total cost per unit as invoiced by the factory that manufactures the footwear or related products, including additional amounts for unamortized tooling costs and agent commissions, if any.

1.4 “TRADEMARKS” shall mean the TROTTERS AND SOFT WALK trademark, together with all other trademarks, service marks, trade names, style or model names, logos, copyrights, construction and design of sole units, designs and other intellectual property rights owned or controlled by LICENSOR.

2. APPOINTMENT - Subject to the terms and conditions of this Agreement LICENSOR hereby appoints DISTRIBUTOR as its exclusive distributor of PRODUCTS in the TERRITORY for the term of this Agreement. While LICENSOR cannot guarantee that PRODUCTS will not enter the TERRITORY through parallel channels, LICENSOR will make commercially reasonable efforts to ensure that none of their distributors or sales outlets sell into the TERRITORY.

3. TERM OF AGREEMENT

3.1 Unless sooner terminated by either party in accordance with the provisions of this Agreement, the initial term of this Agreement shall be for a period 3 years starting on January 1, 2011 upon execution of this Agreement and ending on December 31, 2013 with an additional 3 years if agreed upon by both parties.

4. OBLIGATIONS AND RIGHTS OF DISTRIBUTOR

4.1 Best Efforts - During the term of this Agreement, DISTRIBUTOR shall use its best efforts to:

4.1.1 Promote, develop the market for, sell and distribute PRODUCTS throughout the TERRITORY,

4.1.2 Support and cooperate in the execution of global marketing plans and strategies,

4.1.3 Select dealers and maintain facilities for the sale of PRODUCTS, and maintain a business and sales organization adequate to work and develop the TERRITORY,

4.1.4 Confine retail and wholesale sales of PRODUCTS in the TERRITORY to (a) persons who operate suitable retail locations, as determined by LICENSOR in its sole discretion, and (b) wholesalers who sell to persons who operate suitable retail operations,

4.1.5 Will honor pricing and payment terms for existing TROTTER AND SOFT WALK accounts in Canada and

4.1.6 Comply with all local laws, rules, regulations and other governmental requirements.

4.2 Purchases - Except as may be agreed in writing by LICENSOR, DISTRIBUTOR shall purchase PRODUCTS exclusively from LICENSOR.

4.3 Payments for PRODUCTS - During the term of this Agreement DISTRIBUTOR shall pay LICENSOR according to price lists denominated in U.S. Dollars provided by LICENSOR to DISTRIBUTOR according to terms set by FACTORY. Prices shall be those set forth on price lists in effect when the order is placed. DISTRIBUTOR shall be responsible for all freight and duties from the factory to final destination.

4.3.A Factory direct costs. The DISTRIBUTOR agrees to buy inventory from designated factories on a seasonal basis based on a first cost price, plus a 20% royalty.

4.3 B The DISTRIBUTOR further agrees to purchase during the season from PHOENIX FOOTWEAR GROUP’S US warehouse re-orders as needed and will pay a 20% royalty on these goods, plus an additional 15% to cover inbound freight and duties. All shipments would be F.O.B. OLD TOWN, MAINE.

4.3 C The DISTRIBUTOR would also purchase samples from LICENSOR as necessary at first cost.

4.3 D. Closing Inventory Purchase. The DISTRIBUTOR will purchase all current inventory situated in Montreal at the PXG Canada Distribution centre from LICENSOR. The current inventory has been selected and is detailed on Schedule A to this agreement. The purchase price of this inventory equals landed cost plus 10% royalty.

4.4 Terms and Conditions of Payment for PRODUCTS

4.4.1 The supply of PRODUCTS by LICENSOR shall be subject to LICENSOR’s standard terms and conditions of sale as promulgated from time to time by LICENSOR. Each order and acceptance of such order for PRODUCTS shall constitute a separate contract between LICENSOR and DISTRIBUTOR subject to the terms and conditions thereof.

4.4.2 Payment for PRODUCTS shall be by bank draft or wire transfer confirmed by a bank acceptable to LICENSOR or in accordance with other payment terms as agreed in advance and in writing by LICENSOR.

4.5 Orders and Cancellations - All orders for PRODUCTS shall be submitted on forms prescribed by and in accordance with such arrangements as are advised from time to time by LICENSOR. Unless agreed to in writing by LICENSOR orders received from DISTRIBUTOR shall not be subject to cancellation, change or modifications by DISTRIBUTOR.

4.6 Records and Inspections - Complete and accurate books of account and records of PRODUCTS purchased and sold by DISTRIBUTOR shall be maintained and retained at DISTRIBUTOR’s offices. These records shall be available for inspection by LICENSOR or its authorized representative, at any reasonable time while this Agreement remains in effect and for a period of one (1) year thereafter. The right to inspect shall include the right to copy part or all of such accounts and records.

4.7 Appointment of Manager - DISTRIBUTOR shall nominate as manager of the LICENSOR business an individual acceptable to LICENSOR. This manager shall be dedicated to the LICENSOR business, speak English to an acceptable commercial standard and have full responsibility for the marketing, sales and performance goals set forth herein.

4.8 Performance, Goals and Minimum Purchases - DISTRIBUTOR shall use its best efforts to sell sufficient quantities of LICENSOR PRODUCTS to maintain a level of performance to be agreed annually by DISTRIBUTOR and LICENSOR. As an absolute minimum DISTRIBUTOR must each year purchase from LICENSOR footwear that are equal to or exceed the amounts indicated on Exhibit A, attached hereto and made a part hereof. This requirement is subject to there being no government quotas which prevent the import of PRODUCTS into the TERRITORY in sufficient quantities to meet these minimum goals.

4.9 Attendance at Sales Meetings - At least one officer or representative of DISTRIBUTOR shall participate at DISTRIBUTOR’s expense in up to two (2) sales meetings per year as arranged by LICENSOR, the time and place of such meetings to be decided and advised by LICENSOR

4.10 Confidentiality Obligations

4.10.1 Both during and after the term of this Agreement, DISTRIBUTOR shall take all reasonable and practicable steps to maintain in the strictest confidence all Proprietary Information and other confidential information provided to DISTRIBUTOR by or through LICENSOR and/or its affiliated companies. The term “Proprietary Information” includes without limitation the following items: product, materials, and components research; designs; drawings; blueprints; specifications; sample requests; prototypes; models; development samples; confirmation samples; test results; inventions; discoveries; trade secrets; know-how; patent, design, copyright, and trademark applications; product briefs; patterns; molds; screens; lasts; manufacturing methods and processes; market research reports; marketing plans and forecasts; customer lists; program sheets; style lists; and price schedules. This confidentiality requirement extends to all forms and materials in which Proprietary Information may be contained, including without limitation all draft and final originals, copies, memoranda; notes; reports; writings; drawings; blueprints; graphs; charts; film; fiche; photographs; tapes; discs; and other documentary electronic, or magnetic data compilations. This requirement shall not apply with respect to information which comes into the public domain other than by disclosure by DISTRIBUTOR.

4.11 Advertising and Promotion

4.11.1 Subject to the approvals set forth in Paragraph 4.12.2 below, LICENSOR grants DISTRIBUTOR permission to reproduce the TRADEMARKS on its advertising, promotional and marketing materials, provided that all such advertising, promotional and marketing materials used by DISTRIBUTOR must conform to all advertising and trademark use guidelines provided by LICENSOR.

4.11.2 During each calendar year of this Agreement, DISTRIBUTOR agrees to spend on advertising and promotions in the TERRITORY a sum equal to not less than two percent (2%) of its total net invoiced sales of PRODUCTS. As a guideline, at least two thirds of this expenditure shall be in the form of media (print, radio and/or television) advertising

4.12 Territorial Limits - DISTRIBUTOR shall not, during the Term of this Agreement, advertise, promote or market PRODUCTS, nor maintain agents, branch office or distribution facilities to sell PRODUCTS outside the TERRITORY. Except at the specific written request of LICENSOR, DISTRIBUTOR shall not solicit orders for PRODUCTS from persons or companies outside the TERRITORY.

4.13 Returns - DISTRIBUTOR agrees to accept defective product returns from its customers. LICENSOR shall be responsible for defective product returns deemed of substandard quality or not made to proper size and fit standards as agreed on by both parties.

4.14 Product Liability Insurance. LICENSOR shall obtain product liability insurance in the TERRITORY in an amount which is commercially reasonable given the quantity of PRODUCTS to be distributed under this Agreement and the potential for monetary recovery, and shall name DISTRIBUTOR and any successors thereof as additional insured’s under such policy.

5. LICENSOR RETAIL OPERATIONS - This Agreement does not authorize DISTRIBUTOR to operate itself or grant to others the right to operate LICENSOR retail stores (i.e., those bearing the name of LICENSOR as part of the store name or in which the store appears to be owned or controlled by LICENSOR). The operation of any such LICENSOR retail sales operations shall require advance written authorization by LICENSOR. The operation of any LICENSOR retail store by any third party must be subject to separate agreement between LICENSOR and DISTRIBUTOR.

6. USE PHOENIX FOOTWEAR GROUP AS COMPANY OR TRADING NAME - The name LICENSOR shall not be used as the trading or company name of DISTRIBUTOR without the written consent of LICENSOR. Nothing contained herein, however, shall be construed to preclude DISTRIBUTOR from representing itself on its letterhead and other stationery, etc as LICENSOR’s exclusive distributor in the TERRITORY, or from using the LICENSOR trademark and logo on its stationery and advertising, provided that the trading company name of the DISTRIBUTOR also appears on such stationery and advertising and provided further that such is done in a manner approved by LICENSOR.

7. TRADEMARKS

7.1 DISTRIBUTOR acknowledges that the TRADEMARKS and other intellectual property have substantial goodwill.

7.2 This Agreement does not constitute and shall not be construed as a license of the TRADEMARKS or other intellectual property. DISTRIBUTOR acknowledges that it does not claim any ownership rights in the TRADEMARKS and other intellectual property and that it shall not acquire or claim any ownership rights therein by reason of this Agreement, or as a result of use, or for any other reason. DISTRIBUTOR will not at any time do, or knowingly permit others to do, any act or thing which would in any way impair the rights of LICENSOR in and to the TRADEMARKS or which may affect the validity of the TRADEMARKS or which may dilute or depreciate the value of the TRADEMARKS or their reputation. DISTRIBUTOR agrees that any rights in the TRADEMARKS which may arise by virtue of DISTRIBUTOR activities pursuant to this Agreement or by operation of law shall vest in and, at the written request of LICENSOR, shall be assigned to PHOENIX FOOTWEAR GROUP absolutely and without charge.

7.3 DISTRIBUTOR shall not affix any other trademark or logo onto the PRODUCTS or any packaging for the PRODUCTS.

7.4 DISTRIBUTOR undertakes not to copy, produce, make, modify or manufacture or assist any person to copy, produce, make or manufacture goods similar to PRODUCTS or any part thereof for use, sale or any other purpose.

7.5 DISTRIBUTOR acknowledges the sole right of LICENSOR to file and prosecute any trademark or other application relating to the TRADEMARKS as LICENSOR may deem advisable including any such applications arising from or made necessary by the activities of the DISTRIBUTOR under this Agreement. DISTRIBUTOR will, when requested by LICENSOR, cooperate with LICENSOR in connection with any such applications, including applications to record the DISTRIBUTOR as a registered or permitted user under new or existing trademark registrations or applications. The expenses of preparing and prosecuting any applications or registrations and the filing of any registered user agreements shall be borne by LICENSOR.

7.6 DISTRIBUTOR shall, upon the expiration of ninety (90) days from the termination of this Agreement, cease and desist from all use of the TRADEMARKS and other intellectual property in any way and shall deliver up to LICENSOR or destroy in a manner approved by LICENSOR, all material, signage, documents and papers upon which the TRADEMARKS appear.

7.7 DISTRIBUTOR shall comply with LICENSOR’s guidelines on proper usage of the TRADEMARKS and with all applicable laws with respect to printing and placement of proper notice of the TRADEMARKS on PRODUCTS, and on all packaging and advertising, marketing or promotional material. All such materials shall indicate that the TRADEMARKS are owned or controlled by LICENSOR, and have been applied by or under license from LICENSOR as is appropriate in each case.

7.8 DISTRIBUTOR shall:

7.8.1 make regular checks within the TERRITORY to see if there is any infringement or other violation of the TRADEMARKS or any other rights of LICENSOR, including any unauthorized use of the TRADEMARKS within the TERRITORY (hereinafter referred to as “illegal acts”),

7.8.2 Promptly inform LICENSOR in writing of all illegal acts of which it becomes aware.

7.8.3 On request, provide LICENSOR with as much information as DISTRIBUTOR can reasonably obtain about all such illegal acts.

7.8.4 Upon learning of any “illegal acts”, LICENSOR shall be entitled, at its discretion, to take such action as it considers necessary or appropriate to enforce LICENSORS rights, including without limitation action to suppress or eliminate the illegal acts. LICENSOR shall also be entitled to seek recovery for all damages resulting there from, including damages which might otherwise be due to DISTRIBUTOR by operation of law or otherwise. DISTRIBUTOR shall have no authority to enforce the rights of LICENSOR in and to the TRADEMARKS and other intellectual property, nor shall DISTRIBUTOR have any control over action taken by LICENSOR to enforce such rights.

7.8.5 DISTRIBUTOR shall, at the request of LICENSOR, make available to LICENSOR free of charge all information and particulars in its possession which will assist LICENSOR to deal with illegal acts and will, at LICENSORS request and expense, join in any action necessary to suppress and prevent any illegal acts or the continuation thereof.

7.8.6 LICENSOR shall be entitled to all damages, costs and other sums which may be due or recoverable as a result of any illegal acts.

8. SPECIAL RIGHTS OF TERMINATION

8.1 If either party shall actually or effectively cease to conduct its business; or shall make any involuntary assignment of either its assets or its business for the benefit of creditors; or if a trustee or receiver or administrator is appointed to administer or conduct its business affairs; or if any insolvency, bankruptcy or similar proceedings are commenced by itself or against it, then the other party may terminate this Agreement with immediate effect upon written notice to the other party.

8.2 If DISTRIBUTOR fails to remit to LICENSOR within sixty (60) days from the time specified as the due date any sum payable to LICENSOR under the terms of this Agreement, including payment for PRODUCTS (or to a neutral party agreed by LICENSOR in the case of any disputed sums), LICENSOR may terminate this Agreement by providing thirty (30) days written notice to DISTRIBUTOR.

8.3 LICENSOR may terminate this Agreement with immediate effect upon written notice to DISTRIBUTOR in the event that:

8.3.1 DISTRIBUTOR violates the territorial limits prescribed herein; or

8.3.2 DISTRIBUTOR fails to meet the purchase minimums set out in Paragraph 4.8;

8.3.3 The control of DISTRIBUTOR shall pass from the present shareholders to other persons whom LICENSOR shall in its absolute discretion regard as unsuitable; or

8.3.4 DISTRIBUTOR or any of its directors or officers acts in manner which in the opinion of LICENSOR is likely to bring LICENSOR into disrepute.

9. TERMINATION ON DEFAULT - In addition to the special rights of termination provided in the preceding paragraph, in the event that LICENSOR or DISTRIBUTOR shall fail to perform any of their obligations to the other party under this Agreement, and such non-performance is not cured within thirty (30) days after written notice of said non-performance being given by the other party, then the other party may give written notice to the other party of its intention to terminate this Agreement with immediate effect. If such non-performance has been cured within said thirty (30) day period, however, it shall not be deemed a breach of this Agreement.

10. RIGHTS AND DUTIES UPON EXPIRATION OR TERMINATION OF AGREEMENT

10.1 In the event of the expiration or termination of this Agreement for any reason:

10.1.1 DISTRIBUTOR shall immediately cease holding itself out to third parties as being associated with LICENSOR.

10.1.2 DISTRIBUTOR shall return all Proprietary Information and other confidential information previously received from LICENSOR, in whatsoever form contained, which is in DISTRIBUTOR’s possession or control, including all originals, copies, reprints, translations and samples thereof, within twenty (20) days after receipt of a written request from LICENSOR. In addition, DISTRIBUTOR shall provide LICENSOR within twenty (20) days with a list of all trade customers who have purchased PRODUCTS from DISTRIBUTOR within the previous 12 months, including the addresses of such customers.

10.1.3 Outstanding unpaid invoices between LICENSOR and DISTRIBUTOR shall become immediately payable.

10.1.4 DISTRIBUTOR shall have no further rights to use the TRADEMARKS or any of LICENSORS intellectual property rights and in particular but without prejudice to the generality of the foregoing shall cease to use the TRADEMARK on its letterheads, packaging or elsewhere.

10.1.5 DISTRIBUTOR shall immediately cease purchasing, selling, advertising, and/or distributing any PRODUCTS, except as provided for herein. DISTRIBUTOR shall not be entitled to delivery of any then outstanding LICENSOR orders, whether or not such orders have been accepted by LICENSOR.

10.1.6 DISTRIBUTOR shall for 120 (one hundred and twenty) days following the termination date have the right to fulfill from its inventory any orders outstanding for PRODUCTS at the date of termination. DISTRIBUTOR shall furnish LICENSOR with a list of all outstanding orders within twenty days of the termination date.

10.1.7 As to any remaining inventory, LICENSOR shall have the option to buy the whole or any part of said inventory from DISTRIBUTOR at DISTRIBUTOR purchase cost (including duties, taxes and delivery charges) or wholesale market value, whichever is lower.

10.1.8 If LICENSOR fails to exercise the option set forth in subparagraph 10.1.7 above by the end of the one hundred and twenty (120) day sell-off period provided in subparagraph 10.1.6 above, DISTRIBUTOR shall be free to sell any remaining inventory.

10.2 LICENSOR or its designated representatives shall have the right during the one hundred and twenty (120) day period prior to the expiration of the term of this Agreement or its termination to advertise PRODUCTS, approach customers and to take orders for the delivery of PRODUCTS in the TERRITORY after the expiration date.

10.3 Termination of this Agreement shall not prejudice any rights of either party which have arisen on or before the date of termination, and which are intended to have continuing effect.

11. INDEMNITY

11.1 LICENSOR shall indemnify and hold DISTRIBUTOR harmless from any and all claims, actions and demands made or brought by any third party that the DISTRIBUTOR use of the TRADEMARKS infringes or otherwise violates any rights of such third party, provided that such claim or demand does not arise as a result of any action by DISTRIBUTOR which is not expressly or implicitly permitted by this Agreement. DISTRIBUTOR shall inform LICENSOR immediately of any such claim and make no admission in relation thereto. DISTRIBUTOR will pay over to LICENSOR any costs or sums which DISTRIBUTOR receives or may be entitled to receive as a result of such suit less any costs, disbursements and other legitimate direct expenses incurred and paid by DISTRIBUTOR. LICENSOR shall, at its own expense, be entitled to conduct and or settle all negotiations and litigation so arising and DISTRIBUTOR agrees to be bound by any settlement or agreement reached by LICENSOR in such matter. DISTRIBUTOR shall assist LICENSOR in preparation of the defense of any such claim, action or demand by providing whatever information or assistance from its staff as may reasonably be required.

11.2 DISTRIBUTOR shall indemnify and hold LICENSOR harmless from any and all claims, actions, demands, damages and costs in connection with and arising out of DISTRIBUTOR activities under this Agreement. DISTRIBUTOR shall vigorously defend any legal action brought against it in connection with its activities under this Agreement and engage counsel approved by LICENSOR.

12. MISCELLANEOUS

12.1 The terms of this Agreement are binding upon and shall endure solely for the benefit of LICENSOR and DISTRIBUTOR.

12.2 This Agreement is non-assignable in whole or in part by DISTRIBUTOR without the written consent of LICENSOR. Transfer of the ownership of the assets or the shares of DISTRIBUTOR from the shareholders at the date of execution of this Agreement shall, for the purposes of this paragraph, be considered an assignment by DISTRIBUTOR requiring LICENSOR’s written consent. DISTRIBUTOR shall at LICENSOR’s request provide LICENSOR such information as it shall reasonably require to verify the ownership and control of DISTRIBUTOR.

12.3 LICENSOR and DISTRIBUTOR shall each execute and deliver all such instruments and do such acts as may be necessary or reasonably required by the other party to evidence or give effect to this Agreement or its terms.

12.4 LICENSOR and DISTRIBUTOR have entered into this contract as independent contractors only. This Agreement does not constitute DISTRIBUTOR as the agent or legal representative of LICENSOR nor does it constitute LICENSOR as the legal representative of DISTRIBUTOR. Neither party shall have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other, or to bind the other in any manner. Furthermore, whenever DISTRIBUTOR describes its relationship to LICENSOR it shall make it clear that it is a distributor and not an agent or representative and that it has no authority to make contracts or incur obligations binding on LICENSOR.

12.5 Failure of a party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party or in any way to affect the validity of this Agreement or such party’s right thereafter to enforce each and every provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

12.6 The provisions of this Agreement apply separately to each and every country included in the definition of TERRITORY. At its option, LICENSOR may elect to terminate this Agreement for any country if DISTRIBUTOR fails to meet the requirements of this Agreement for such country, in which case the provisions of this Agreement relating to post-termination obligations shall apply for the terminated country and the other provisions of this Agreement shall continue to apply for the non-terminated countries.

13. NOTICES/REPORTS - All notices and requests for written approval provided for herein, shall be submitted by facsimile transmission, courier or airmail as appropriate. Additionally, all formal notices to LICENSOR, annual accounts, audit certificates etc. shall be sent by certified or registered mail, return receipt requested, or by hand delivery to the LICENSOR at the address noted on the first page of this Agreement. All notices to DISTRIBUTOR shall be sent to the address noted on the first page of this Agreement. Either party to this Agreement may provide the other party with written notices of changes of address to be thereafter used for the purpose of this Agreement.

14. ENFORCEABILITY - If any provision of this Agreement is held void by a final judgment or decree of any court, commission or other judicial or quasi-judicial body of competent jurisdiction, this Agreement as a whole shall remain in force and effect in all other respects as if said provisions had not been included in this Agreement, unless said judgment of invalidity affects the contract as a whole.

15. FORCE MAJEURE - No party shall be liable for the failure to carry out its obligations hereunder in the event that it is prevented from doing so by war, unavailability of shipping vessels, insurrection, governmental action prohibiting importation of goods or any other similar causes beyond the control of the party.

16. GOVERNING LAW/JURISDICTION

16.1 The parties agree that the internal laws of the USA shall govern the validity, construction and interpretation of this Agreement.

16.2 DISTRIBUTOR hereby submits to the exclusive jurisdiction of the Courts of the USA and undertakes that it will not commence in any other jurisdiction any action or proceedings in relation to any claim, dispute or difference which may arise hereunder or in connection with the enforcement of any judgment rendered in relation thereto. The Distributor hereby agrees that for the purpose of any proceedings in the United States courts, service of any and all process or other documents on Distributor shall be validly effected by registered air mail to (or at LICENSOR’s sole discretion by leaving the same at) the address for DISTRIBUTOR referred to herein.

16.3 The parties agree that LICENSOR may additionally or alternatively at its sole discretion commence proceedings against DISTRIBUTOR in any Court or other tribunal in the TERRITORY and in such event DISTRIBUTOR shall submit to the jurisdiction of such Court or other tribunal.

17. ATTORNEY’S FEES - In case suit or action is instituted in connection with any of the terms, covenants or conditions of this Agreement, the prevailing party in such litigation shall be fully reimbursed by the losing party for such costs and disbursements and reasonable attorney’s fees as are incurred by the prevailing party in both trial and appellate courts.

18. ENTIRE AGREEMENT - The signatures of the parties set forth below is their acknowledgment that this Agreement sets forth their entire understanding and agreement and supersedes with effect from the commencement of this Agreement, as provided in Paragraph 3.1 above, any and all prior understandings, contracts or agreements between DISTRIBUTOR and LICENSOR with respect to the subject matter of this Agreement. There are no representations or promises between the parties hereto except as set forth herein. No provision of this Agreement may be waived, changed, terminated, modified or discharged, orally or otherwise, except by subsequent written agreement signed by the other party against whom such waiver, change, termination, modification or discharge is sought to be enforced.

AUTHORIZATION -The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto. The parties each represent that no provision of this Agreement will violate any other agreement that a party may have with any other person or company. Each party has relied upon said representations in entering into this Agreement.

By: Mogens Jessen

/s/ Mogens Jensen

Title: President Canada Shoe (1998) Corp.

By: Jim Riedman

/s/ Jim Riedman

Title: C.E.O. Phoenix Footwear Group

EXHIBIT A: MINIMUM PAIRS TO BE PURCHASED BY CANADA SHOE CORP

2011:	20,000	pairs

2012:	26,000	pairs

2013:	32,000	pairs